Exhibit 99.1

November 22, 2022

Dear Shareholder,

We are pleased to enclose (unless you have direct deposit) your November 22, 2022, dividend of $0.14 per common share. Our stock closed at $20.76 on September 30, 2022.

For the third quarter of 2022, we reported net income of $11.1 million or $0.72 per diluted share. These excellent results are a direct result of our continued focus on growing and diversifying our revenue streams and the discipline approach that we take in managing the company.

The quarter was highlighted by the consummation of the merger with the Henry County Bank on July 1, 2022, and strong loan growth. Net loans, exclusive of the acquisition, grew by $93 million or at an annualized growth rate of 18%. Due to our strong core funding and rising interest rates, our net interest margin expanded by 60 basis points, over the linked quarter as new interest earning assets were added at higher yields and existing loans repriced.

Net interest income increased $6.2 million or 25.4% over the linked quarter and $6.0 million or 24.6% over the third quarter last year. The increase was primarily the result of our strong loan growth throughout the year, the rising interest rate environment and the above-mentioned acquisition this quarter. The net interest income increase is particularly impressive given that there were significant Paycheck Protection Program (PPP) fees that were amortized into interest income in the prior year.

Despite rising interest rates our credit quality remains strong and for the eighth consecutive quarter, we had net recoveries in our loan portfolio.

Our Return on Average Assets was 1.35% for the quarter compared to 1.00% for the linked-quarter, and our Return on Average Equity was 14.45% for the quarter compared to 9.86% for the linked-quarter. Year-to-date Return on Average Assets was 1.14% and our Return on Average Equity was 11.34%.

For further detail regarding our performance, financial statements are posted to our corporate website at www.CIVB.com.

I am also excited to report that we negotiated and closed on October 1, 2022, the acquisition of Vision Financial Group (VFG), a full-service equipment leasing, and finance company based in Pittsburgh, PA. Leasing is a natural extension of our lending products and helps us diversify our revenue streams. The transaction will bring higher yielding assets to our balance sheet and our low cost of funding should help drive stronger growth and more competitive pricing. We expect the deal to be immediately accretive to our earnings.

We will operate VFG as a subsidiary of Civista Bank. We retained all employees and I want to take this opportunity to welcome them to the Civista Family.

I’m also pleased to report, that on the weekend of October 22, 2022, we did successfully complete the conversion of signage and the core operating system with The Henry County Bank. Many of our employees were involved in this process and I want to extend my appreciation and gratitude for their efforts. It has been a busy year and I am very proud and grateful for all their hard work and for the excellent results they have achieved.

At Civista, we value relationships, and we seek to make a difference in our communities. If you have any questions, a call is always welcome.

Sincerely,

Dennis G. Shaffer
CEO and President

Cautionary Statement Regarding Forward-Looking Information    Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.